UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2025

 GLOBAL WATER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-37756	90-0632193
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

21410 N. 19th Avenue #220
Phoenix,	Arizona		85027
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (480) 360-7775

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GWRS	The NASDAQ Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.
As previously reported, on March 5, 2025, two of the regulated subsidiaries of Global Water Resources, Inc. (the “Company”), Global Water – Santa Cruz Water Company, Inc. (“GW-Santa Cruz”) and Global Water – Palo Verde Utilities Company, Inc. (“GW-Palo Verde” and collectively with GW-Santa Cruz, the “GW-Utilities”), each filed a rate case application and related schedules with the Arizona Corporation Commission (the “ACC”) for, among other things, increased rates. If approved by the ACC, the requested rate increases would result in a net annual revenue increase of approximately $6.5 million, an approximate 11% increase in the total median monthly aggregate bill for GW-Santa Cruz and GW-Palo Verde customers, and an adjusted rate base of approximately $164.6 million.
On October 1, 2025, the ACC Utilities Division (“ACC Staff”) and the Residential Utility Consumer Office, representing the interests of residential utility ratepayers (“RUCO”), filed their respective initial written testimonies with the ACC in the rate case. The filed ACC Staff and RUCO testimonies include recommendations that materially differ from the rate case applications filed by the GW-Utilities as described above. The ACC Staff recommended, among other things, a net annual revenue decrease of approximately $7.1 million and an adjusted rate base of approximately $78.7 million while RUCO recommended, among other things, a net annual revenue increase of approximately $3.0 million and an adjusted rate base of approximately $156.6 million. With respect to the ACC Staff written testimony, the ACC Staff indicated that its recommendation reflected certain adjustments for post-test year plant (“PTYP”) projected through August 1, 2025 and further recommended the Company send updated information relating to any PTYP projects completed through December 31, 2025 so that the ACC Staff can update its recommendation on PTYP adjustments in additional rounds of testimony. Following the filing of these initial written testimonies, the Company has had discussions with the ACC Staff regarding their initial recommendations (including most recently on October 14, 2025), where the parties agreed to begin settlement discussions as early as the week of October 20, 2025.
The GW-Utilities’ rebuttal testimony is due November 6, 2025, surrebuttal testimony from ACC Staff and RUCO is due December 1, 2025, and rejoinder testimony from the GW-Utilities is due December 10, 2025. The Company intends to use the rebuttal, surrebuttal, and rejoinder process to reconcile differences between the GW-Utilities’ rate case applications and the ACC Staff's and RUCO’s initial testimony. A hearing with the Administrative Law Judge (“ALJ”) is scheduled to begin December 15, 2025, after which the ALJ will issue a Recommended Opinion and Order (“ROO”) that the ACC will vote on at a later date. Both the ROO and the ACC vote are anticipated in the first half of 2026. Unfavorable ACC Staff and intervenor positions and recommendations, if ultimately adopted by the ACC, could have a material adverse impact on the Company’s financial condition, results of operations, and cash flows.
There can be no assurance that the Company will be successful in reconciling the differences between the GW-Utilities’ rate case applications and the ACC Staff's and RUCO’s initial testimony. Further, the Company cannot speculate as to the ACC’s final determination of the rate case applications in any respect whatsoever.
The rate case applications and initial testimonies are available on the ACC website at edocket.azcc.gov. The applications’ ACC docket numbers are 25-0022 and 25-0023. The information on this website is not incorporated by reference into this Current Report on Form 8-K.
Cautionary Note Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws and which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning GW-Utilities’ rate case filings, including the outcome and timing with respect to the rate case matters. These statements may be identified by the use of words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, such as those described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL WATER RESOURCES, INC.

Date: October 16, 2025	/s/ Michael J. Liebman
Michael J. Liebman
Chief Financial Officer